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Exhibit 10.18


                              EMPLOYMENT AGREEMENT



     THIS AGREEMENT dated as of January 31, 2001 (together with the exhibits attached hereto and made a part hereof, the "Agreement") is made by and between BALANCED CARE CORPORATION, a Delaware corporation with a principal office at 1215 Manor Drive, Mechanicsburg, PA 17055, on behalf of it and each of its subsidiaries (the "Company") and BRAD E. HOLLINGER, an individual residing at 2850 Ford Farm Road, Mechanicsburg, PA 17055 (the "Employee").


                              W I T N E S S E T H :

     WHEREAS, the Company desires to retain the services of Employee as Chairman of its Board of Directors and its Chief Executive Officer for the benefit of itself and each of its Subsidiaries (as hereafter defined) throughout the term of this Agreement, and Employee is willing to be employed by the Company in the foregoing capacities for such period, upon the terms and conditions herein set forth.

     WHEREAS, the Company and Employee are parties to an employment agreement dated as of August 1, 1996 (the "Original Employment Agreement"), as amended by a first amendment to employment agreement dated as of December 4, 1999 (the "First Amendment"), as further amended a second amendment to employment agreement dated as of December 4, 2000 (the "Second Amendment" and, together with the First Amendment and the Original Employment Agreement, the "Employment Agreement"), which Employment Agreement is superseded in its entirety by this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment and Signing Bonus. The Company hereby employs Employee and Employee hereby accepts employment by the Company subject to all the terms and conditions hereafter set forth. Employee, in addition to the compensation and
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     other benefits set forth in this Agreement, shall, upon execution of this
     Agreement and as further consideration for this Agreement, be entitled to a cash payment of $500,000, which payment shall be due and payable immediately upon execution of this Agreement.

2. Capacity. Employee shall serve as Chairman of the Board and Chief Executive Officer and President of each subsidiary (each a "Subsidiary") of the Company, whether in existence at the time this Agreement is executed or formed thereafter.

3. Duties. During the Term of this Agreement, Employee shall devote his business attention and best efforts to the performance of duties customarily performed by the Chairman of the Board and Chief Executive Officer of the Company, and, with respect to each Subsidiary, by the Chief Executive Officer and President of each such Subsidiary, together with such other duties, not inconsistent with duties typically and customarily performed by the chairman of the board of directors and chief executive officer of comparable companies, as Employee may be requested to perform by the Board of Directors, in its sole discretion.

4. Term of Employment. Unless earlier terminated as hereafter provided, this Agreement shall commence on January 31, 2001 and shall expire on January 30, 2004, provided that upon expiration of such term, this Agreement shall be extended until January 30, 2005 (the "First Renewal Term") without further action on the part of the parties hereto, unless either party gives written notice of termination to the other party at least ninety (90) days prior to the expiration of the current term. Upon expiration of the First Renewal Term, this agreement shall be extended until January 30, 2006 (the "Second Renewal Term") without further action on the part of the parties hereto, unless either party gives written notice of termination to the other party at least ninety (90) days prior to the expiration of the First Renewal Term.

5.   Termination.

     (a) Death. The employment of Employee under this Agreement shall immediately terminate upon the death of Employee and the Company shall have no further obligations or liabilities to Employee, except to the extent of any


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          employee benefit plans or practices of the Company required by law.

     (b) Disability. In the event Employee becomes Disabled (as hereafter defined), the Company may elect to terminate the employment of Employee and make claim on his behalf with respect to an insurance policy purchased as provided below in Subsection 6(e). For the purposes of this Agreement, Employee shall be "Disabled" if Employee is absent from his duties for medical reasons for a period of three
          (3) months.

     (c) Termination Without Cause. If the Company terminates Employee without cause on or before July 30, 2002, Employee shall be entitled to a cash payment of $500,000, due and payable within 10 business days of such termination. If the employment of the Employee is terminated without cause after July 30, 2002 but before January 30, 2004, Employee shall be entitled to a cash payment (due and payable within 10 business days following his termination of employment) in an amount equal to the product determined by multiplying by three (3) the annual cash compensation of the Employee at the rate then in effect under Subsection 6(a) hereof. If the term of this Agreement is renewed pursuant to Section 4 hereof and the employment of Employee is terminated without cause after January 30, 2004 but before the expiration of either the First Renewal Term or the Second Renewal Term, Employee shall be entitled to a cash payment (due and payable within 10 business days following his termination of employment) in an amount equal to the annual cash compensation of the Employee at the rate stipulated in Subsection 6(a)(iii) hereof. Upon the payment to Employee of any amount under this Subsection 5(c), the Company shall have no further obligations or liabilities to Employee under this Agreement. Without limiting the foregoing, in the event of such termination and payment, the Company shall have no obligations under
          Section 6 of this Agreement.

     (d) Voluntary Resignation or Retirement. If Employee voluntarily resigns from employment or chooses to retire from active service with the Company, the employment of Employee shall terminate on the effective date of his resignation or retirement and the Company
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          shall have no further obligations or liabilities to Employee except to the extent required by law.

6.   Compensation.

     (a) Cash Compensation. During the term of this Agreement, as compensation for services to the Company, the Company shall pay to Employee a base salary, in semi-monthly cash instalments, in the respective amounts as follows:

          (i) for the period beginning January 31, 2001 and ending January 30, 2002, an annual base salary of $250,000;

          (ii) for the period beginning January 31, 2002 and ending January 30, 2003, an annual base salary of $275,000; and

          (iii) for the period beginning January 31, 2003 and ending January 30, 2004, and for the First and Second Renewal Terms, an annual base salary of $300,000.

     (b) Annual Bonus. For each fiscal year of the Company during the term of this Agreement, Employee shall be entitled, in the sole discretion of the Board of Directors, to receive an annual bonus in an amount not to exceed 75% of Employee's base salary, at the rate then in effect. The Board of Directors shall also have the discretion to direct the Company to grant Employee the right to purchase shares in the common stock of the Company, the price and number of which shall be determined by the Board of Directors in its sole discretion at the time such direction is made.

     (c) Additional Incentive Bonus. Employee shall be entitled to a cash payment in the amount of $500,000 upon the achievement (evidenced by duly executed documentation) by Employee of a Successful Restructuring on or before September 30, 2001. For the purposes of this Agreement, "Successful Restructuring" means: (i) the achievement by Employee of discounts or reductions negotiated with the lenders and landlords of the Company: and/or, (ii) the raising by Employee of equity capital in the Company; provided such discounts,
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          reductions and/or equity capital are sufficient, in the aggregate, to enable the Company to meet all of its obligations and liabilities throughout the twenty four (24) month period commencing from the date of this Agreement. For greater certainty, the parties agree that the Company shall have no obligations to make any payment under this
          Section 6(c) if a Successful Restructuring is not achieved by Employee on or before September 30, 2001.

     (d) Vacation and Benefits. Employee shall receive six (6) weeks per year, such vacation to be taken when and as desired by Employee. Any time spent by Employee at professional meetings, instructional classes and other similar meetings so as to better enable Employee to perform professional services in the employ of the Company shall not be considered vacation time. Employee shall participate in any and all employment benefit and fringe plans of the Company to the extent under the same terms and conditions applicable to employees of the Company generally.

     (e) Disability Payments. Company shall purchase and pay for a disability insurance policy paying disability benefits, in a monetary amount not less than 80% of his base pay at the rate then in effect, to the Employee commencing on the date he becomes Disabled (as defined in Subsection 5(b)) and continuing until the earliest of his attaining age 65, his becoming able to return to gainful employment in any occupation reasonably consistent with his education, training and experience or his death. Such policy may exclude disablement resulting from automobile racing or similar activities.

7. Assignment. This Agreement shall not be assignable by Employee; and shall be assignable by the Company only to a person, firm, corporation or other entity which may become a successor in interest (by purchase, merger or otherwise) to the Company, with respect to the business or portion of the business presently operated by it. The Company shall require any such successor to assume an expressly agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

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8.   Entire Agreement. This writing represents the entire agreement and understanding of the parties with respect to the subject matter hereof, and it may not be altered or amended except by agreement in writing.

9. Binding Effect/Severability. Subject to Section 7, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 7. Without limiting the foregoing, Employee's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 9, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and enforceable to the fullest extent permitted by law.

10. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

11. Counterparts. This Amendment may be executed by the parties in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        EMPLOYEE:
                                              /s/Brad E. Hollinger
                                              Brad Hollinger

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                                        BALANCED CARE CORPORATION
                                        By:   /s/David Goldsmith
                                              David Goldsmith
                                              Board of Directors Member,
                                              Compensation Committee